Exhibit 99.1

Purple Innovation Reports Third Quarter 2022 Results

Lehi, Utah, November 9, 2022 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the third quarter ended September 30, 2022.

Third Quarter Financial Summary (Comparisons versus Third Quarter 2021 and Second Quarter 2022)1

●	Net revenue was $143.3 million, a decrease of 16.1% compared to 3Q21 and relatively flat compared to 2Q22.

o	Wholesale revenue increased 1.3% compared to 3Q21 and decreased 6.1% compared to 2Q22.

o	Direct-to-Consumer (DTC) revenue decreased 25.0% compared to 3Q21 while advertising spend decreased 56.8% compared to 3Q21.

●	Gross margin increased 570 basis points year-over-year to 41.5% from 35.8% in 3Q21 and increased 760 basis points compared with 33.9% in 2Q22.

●	Operating expenses as a percent of net revenue were 40.6% compared to 39.6% in 3Q21 and 42.3% in 2Q22.

●	Operating income inclusive of $3.4 million in one-time expenses related to the Intellibed acquisition was $1.3 million compared to an operating loss of $(6.6) million in 3Q21 and $(12.1) million in 2Q22.

●	Net income was $2.3 million as compared to $2.2 million in 3Q21 and a net loss of $(8.3) million in 2Q22.

o	Adjusted net income was $2.8 million, or $0.03 per diluted share as compared to adjusted net loss of $(4.9) million, or $(0.07) per diluted share in 3Q21 and adjusted net loss of $(8.8) million or $(0.11) per diluted share in 2Q22.

●	EBITDA was $5.9 million compared to $2.4 million in 3Q21 and $(8.0) million in 2Q22.

o	Adjusted EBITDA was $12.1 million compared to $0.6 million in 3Q21 and $(0.3) million in 2Q22.

●	Cash and cash equivalents, including restricted cash, were $59.1 million at September 30, 2022.

“I am pleased with the significant improvement in profitability we delivered on both a year-over-year and quarter-over-quarter basis in a very difficult environment,” said Chief Executive Officer Rob DeMartini. “Execution of our manufacturing and supply chain efficiency initiatives, along with earlier actions to right size headcount and align marketing spend with the current demand environment fueled a meaningful increase in our third quarter Adjusted EBITDA. While industry conditions remain challenging due to high inflation and a shift in consumer spending away from home related categories, we are optimistic that the work we are doing around product innovation and channel development will translate into sustainable market share gains. This includes our recent acquisition of Intellibed which elevated and strengthened our product offering and provides us with an immediate entrée into the high-margin, luxury mattress category. We are making tangible progress positioning Purple as a leading sleep and wellness brand and setting the Company up for long-term success.”

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Third Quarter 2022 Review

Third quarter 2022 net revenue decreased 16.1% to $143.3 million, compared to $170.8 million in the third quarter of 2021. This decrease was primarily due to changing demand for home related products, inflationary pressure on discretionary consumer spending and an intentional reduction in advertising spend which was down 56.8% compared with a year ago. By channel, versus prior year, direct to consumer net revenues declined 25.0%, in-line with the overall market. Within DTC, ecommerce declined 36.6%, meaningfully less than our decline in advertising spend, which underscores our significant improvement in advertising spend efficiency. The ecommerce decline was primarily driven by market conditions and compounded by a normalization of consumer consumption patterns. Showroom net revenue increased 110.4% driven largely by the opening of 32 net new showrooms over the past 12 months. These declines in the DTC channel were partially offset by an increase in wholesale net revenue of 1.3%, driven in part by the Intellibed acquisition which added $2.6 million of wholesale net revenues from the date of acquisition through September 30, 2022.

Gross margin for the third quarter 2022 increased to 41.5% compared to 35.8% in the year ago period. This increase was largely due to the cost reduction initiatives implemented in 2022, partially offset by an increased proportion of wholesale channel revenue which carries a lower average selling price than sales from our DTC channel. Wholesale net revenues comprised approximately 41% of net revenue for the quarter compared with approximately 34% in the same quarter last year. Additionally, the gross profit percentage in the third quarter of 2021 was adversely impacted by inefficiencies related to the resolution of prior year production issues.

Operating expenses declined $9.6 million to $58.1 million compared to $67.7 million in the third quarter of 2021. This reduction in operating expenses was largely driven by a decrease in marketing and sales expense of $11.8 million, or 24.2%, due to the intentional reduction in advertising spend to improve marketing efficiency. This decline in marketing and sales expense was partially offset by an increase in general and administrative expense of $2.1 million, or 12.5%, to $19.2 million for the third quarter compared to $17.0 million for the prior year period. This increase was primarily due to an increase in legal and professional fees associated with the Intellibed acquisition. Excluding the impact of Intellibed acquisition costs, legal and professional fees declined $1.4 million during the quarter due to lower consulting and legal fees. Operating expenses were 40.6% of net revenue for the third quarter of 2022 compared to 39.6% in the year ago period as a result of lower net revenues.

Operating income was $1.3 million for the third quarter 2022 compared to an operating loss of $(6.6) million in the prior year period.

Net income was $2.3 million for the third quarter 2022 compared to a net income of $2.2 million in the year ago period. As previously disclosed, the Company determined that its outstanding warrants should be accounted for as liabilities and recorded at fair value on the date of the transaction and subsequently re-measured to fair value at each reporting date. For the three months ended September 30, 2022 and 2021, the Company recognized non-cash loss of $(0.1) million and a non-cash gain of $5.4 million, respectively, associated with the change in fair value of warrant liabilities.

Adjusted net income which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including gains associated with the change in fair value of warrant liabilities and acquisition adjustments, was $2.8 million, or $0.03 per adjusted diluted share, compared to $(4.9) million, or $(0.07) per adjusted diluted share in the prior year period. Adjusted net income and adjusted net loss has also been adjusted to reflect an estimated effective income tax rate of 23.7% for the current year period and 25.4% for the comparable prior year period.

EBITDA for the third quarter 2022 was $5.9 million compared to $2.4 million in the third quarter 2021. Adjusted EBITDA, which excludes the adjustment for non-cash gain or loss associated with the change in fair value of warrant liabilities, Tax Receivable Agreement benefit, new production facility start-up costs, non-cash stock-based compensation, executive search costs, severance, showroom opening costs, acquisition expenses, previous period sales tax liability expense and COVID-19 related expenses was $12.1 million compared to Adjusted EBITDA of $0.6 million in the prior year period.

Balance Sheet

As of September 30, 2022, the Company had cash and cash equivalents, including restricted cash, of $59.1 million compared to $91.6 million as of December 31, 2021 and $41.2 million at June 30, 2022. The increase compared with June 30,2022 was driven primarily by cash from operations of $22.3 million, partially offset by capital expenditures of $8.0 million primarily related to showroom expansion. The Company also acquired $3.6 million in cash and restricted cash from the acquisition. In addition to the $59.1 million in cash at the end of the third quarter, the Company has the full $55.0 million amount available under its credit facility. Based on its current projections, the Company believes its cash on hand, amounts available under its revolving line of credit, and expected cash to be generated from e-commerce, wholesale, and Purple retail store channels will be sufficient to meet its working capital requirements, comply with debt covenants and cover anticipated capital expenditures for at least the next 12 months.

Inventories at September 30, 2022 were $91.4 million, a decrease of 7.4% compared with $98.7 million at December 31, 2021. The decrease in inventories since the end of 2021 was driven by a reduction in mattress inventories and resale finished goods as the Company aligns its inventories to the current demand environment.

2022 Outlook

The Company is reiterating its previous outlook for 2022 full year revenue in the range of $570 to $590 million, which it provided on August 9, 2022 prior to the acquisition of Intellibed. It anticipates Purple brand revenue to be toward the lower end of the range with contributions from Intellibed to put overall Company revenue at approximately the mid-point of the range.

The Company is raising its 2022 full year Adjusted EBITDA outlook and now expects Adjusted EBITDA to range from $2 million to $7 million, up from its prior range of $(15) million to $(5) million. While the Company is pleased with the improvement in profitability it experienced in the third quarter, management is more cautious about fourth quarter profitability primarily due to expensive advertising rates during the holiday period, and the expectation of increased discounting for Black Friday and Cyber Monday promotions which is expected to negatively impact gross margins in the fourth quarter.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results on November 9, 2022 at 4:30 p.m. Eastern Time. To access the call dial (888) 394-8218 (domestic) or (646) 828-8193 (international) and provide the Conference ID: 6449123. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in capacity, innovation and showrooms; our ability to achieve profitability; expected improvements in performance quarter-over-quarter; expected improvement in margin rates; our ability to successfully execute on improvement strategies; expected improvements in our operating performance; our ability to improve brand recognition; demand for our products; expectations regarding consumer behavior; our ability to develop and expand our distribution channels; our ability to accelerate product innovation and develop a path to premium products; the adequacy of our cash other capital resources; the impact of the Intellibed acquisition on our operating results and ability to enter new categories; the impact of expected advertising expense rates and discounting for Black Friday and Cyber Monday promotions; and expected financial and operating results for the full year 2022, including net revenue and Adjusted EBITDA. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, as amended by our Annual Report on Form 10-K/A filed with the SEC on March 16, 2022 and our Quarterly Reports on Form 10-Q filed with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for full year 2022, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited – in thousands, except for par value)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash, cash equivalents and restricted cash	$59,143	$91,616
Accounts receivable, net	30,022	25,430
Inventories, net	91,393	98,690
Prepaid expenses	8,806	8,064
Other current assets	5,349	5,702
Total current assets	194,713	229,502
Property and equipment, net	137,418	112,614
Operating lease right-of-use assets	101,615	68,037
Goodwill	6,441	—
Intangible assets, net	24,069	13,204
Deferred income taxes	220,771	217,791
Other long-term assets	1,665	1,322
Total assets	$686,692	$642,470

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$53,138	$79,752
Accrued sales returns	5,300	7,116
Accrued compensation	11,138	8,928
Customer prepayments	3,786	10,854
Accrued sales tax	2,298	4,672
Accrued rebates and allowances	8,051	10,169
Operating lease obligations – current portion	12,641	7,053
Warrant liabilities	122	—
Other current liabilities	12,072	13,470
Total current liabilities	108,546	142,014
Debt, net of current portion	36,451	94,113
Operating lease obligations, net of current portion	114,436	81,159
Warrant liabilities	—	4,343
Tax receivable agreement liability, net of current portion	161,970	162,239
Other long-term liabilities, net of current portion	16,986	12,061
Total liabilities	438,389	495,929

Commitments and contingencies (Note 13)

Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 91,378 issued and outstanding at September 30, 2022 and 66,493 issued and outstanding at December 31, 2021	9	7
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at September 30, 2022 and at December 31, 2021	—	—
Additional paid-in capital	528,972	407,591
Accumulated deficit	(281,389)	(261,825)
Total stockholders’ equity	247,592	145,773
Noncontrolling interest	711	768
Total stockholders’ equity	248,303	146,541
Total liabilities and stockholders’ equity	$686,692	$642,470

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(unaudited – in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues, net	$143,280	$170,781	$430,568	$539,796
Cost of revenues	83,867	109,701	270,717	309,505
Gross profit	59,413	61,080	159,851	230,291
Operating expenses:
Marketing and sales	37,007	48,841	127,339	163,053
General and administrative	19,166	17,037	55,833	54,024
Research and development	1,927	1,784	5,818	5,430
Total operating expenses	58,100	67,662	188,990	222,507
Operating income (loss)	1,313	(6,582)	(29,139)	7,784
Other income (expense):
Interest income (expense), net	(717)	10	(2,447)	(1,129)
Other income (expense), net	1,107	12	988	(30)
Change in fair value – warrant liabilities	(53)	5,362	4,221	19,369
Tax receivable agreement income	—	846	—	639
Total other income (expense), net	337	6,230	2,762	18,849
Net income (loss) before income taxes	1,650	(352)	(26,377)	26,633
Income tax benefit (expense)	631	2,479	6,617	(1,005)
Net income (loss)	2,281	2,127	(19,760)	25,628
Net income (loss) attributable to noncontrolling interest	3	(44)	(196)	55
Net income (loss) attributable to Purple Innovation, Inc.	$2,278	$2,171	$(19,564)	$25,573

Net income (loss) per share:
Basic	$0.03	$0.03	$(0.25)	$0.39
Diluted	$0.03	$(0.05)	$(0.25)	$0.09

Weighted average common shares outstanding:
Basic	85,666	66,335	78,544	65,741
Diluted	86,115	67,287	78,992	68,319

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited – in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$2,281	$2,127	$(19,760)	$25,628
Adjustments to reconcile net income (loss) to net cash provided in operating activities:
Depreciation and amortization	4,622	2,811	12,205	6,355
Non-cash interest	523	131	883	388
Change in fair value - warrant liabilities	53	(5,362)	(4,221)	(19,369)
Tax receivable agreement expense	—	(846)	—	(639)
Stock-based compensation	795	765	2,612	2,357
Gain from effective settlement of preexisting relationship	(1,421)	—	(1,421)	—
Deferred income taxes	(689)	(4,907)	(6,850)	(1,737)
Changes in operating assets and liabilities:
Accounts receivable	6,607	(2,466)	459	1,541
Inventories	(2,325)	(19,250)	11,479	(18,319)
Prepaid inventory and other assets	(3,589)	4,432	(108)	2,169
Operating lease, net	2,227	752	6,405	1,537
Accounts payable	10,412	9,584	(26,615)	(2,199)
Accrued sales returns	189	(59)	(1,816)	(1,525)
Accrued compensation	1,236	4,185	1,590	(817)
Customer prepayments	(1,400)	(8,051)	(7,122)	3,030
Accrued rebates and allowances	736	1,201	(2,118)	(2,820)
Other accrued liabilities	2,073	3,616	3,924	4,552
Net cash provided by (used in) operating activities	22,330	(11,337)	(30,474)	132

Cash flows from investing activities:
Cash, cash equivalents and restricted cash acquired from acquisition, net of cash paid	3,648	—	3,648	—
Purchase of property and equipment	(7,189)	(13,984)	(31,422)	(40,146)
Investment in intangible assets	(815)	(1,067)	(2,637)	(1,352)
Net cash used in investing activities	(4,356)	(15,051)	(30,411)	(41,498)

Cash flows from financing activities:
Payments on term loan	—	(563)	(2,531)	(1,688)
Payments on revolving line of credit	—	—	(55,000)	—
Payments for debt issuance costs	—	—	(1,242)	—
Proceeds from stock offering	—	—	93,125	—
Payments for public offering costs	—	—	(259)	—
Proceeds from InnoHold indemnification payment	—	—	—	4,142
Tax receivable agreement payments	—	—	(5,847)	(628)
Distributions to members	—	(104)	—	(957)
Proceeds from exercise of warrants	—	—	—	116
Proceeds from exercise of stock options	—	590	166	1,042
Net cash provided by (used in) financing activities	—	(77)	28,412	2,027

Net increase (decrease) in cash	17,974	26,465	(32,473)	(39,339)
Cash, beginning of the period	41,169	110,081	91,616	122,955
Cash, cash equivalents and restricted cash, end of the period	$59,143	$83,616	$59,143	$83,616

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$487	$(469)	$1,832	$389
Cash paid during the period for income taxes	$—	$61	$219	$4,495

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$3,643	$2,340	$3,463	$5,707
Issuance of common stock for Intellibed acquisition	$26,106	$—	$26,106	$—
Non-cash leasehold improvements	$—	$—	$—	$3,238
Accrued distributions	$—	$304	$228	$304
Tax receivable agreement liability	$—	$(4)	$—	$776
Deferred income taxes	$—	$(5)	$—	$969
Exercise of liability warrants	$—	$149	$—	$64,321

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) income before interest expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, warrant liability, vendor separation fee, nonrecurring legal fees, acquisition expenses, interim CFO and consulting fees and severance costs. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net income (loss)	$2,281	2,127	(19,760)	25,628
Interest expense	717	(10)	2,447	1,129
Income tax (benefit) expense	(631)	(2,479)	(6,617)	1,005
Other income, net	(1,107)	(12)	(988)	30
Depreciation and amortization	4,622	2,811	12,205	6,355
EBITDA	5,882	2,437	(12,713)	34,147
Adjustments:
Warrant Liability	53	(5,362)	(4,221)	(19,369)
Stock-based compensation expense	795	765	2,612	2,357
Vendor separation fee	—	—	3,136	—
Tax Receivable Agreement income	—	(846)	—	(639)
Legal fees	227	222	493	9,881
Acquisition expenses	3,389	—	3,389	—
Executive interim and search costs	1,014	1,021	4,084	2,166
Severance costs	—	278	2,469	593
Showroom opening costs	740	692	2,316	1,182
New production facility start-up costs	—	290	348	2,856
Previous period sales tax liability	—	964	—	1,049
COVID-19 related expenses	—	102	331	141
Adjusted EBITDA	$12,100	$563	$2,244	$34,364

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$2,281	$2,127	$(19,760)	$25,628
Income tax (benefit) expense, as reported	(631)	(2,479)	(6,617)	1,005
Tax receivable agreement income	—	(846)	—	(639)
Change in fair value – warrant liabilities	53	(5,362)	(4,221)	(19,369)
Secondary offering expenses	—	—	—	7,858
Acquisition expenses	3,389	—	3,389	—
Gain on effective settlement in acquisition	(1,421)	—	(1,421)	—
Adjusted net income (loss) before income taxes	3,671	(6,560)	(28,630)	14,483
Adjusted income tax benefit (expense)(1)	(870)	1,666	6,785	(3,679)
Adjusted net income (loss)	$2,801	$(4,894)	$(21,845)	$10,804

Adjusted net income (loss) per share, diluted	$0.03	$(0.07)	$(0.28)	$0.16

Adjusted weighted-average shares outstanding, diluted(2)	86,115	67,287	78,992	68,775

(1)	Represents the estimated effective tax rate of 23.7% for the three and nine months ended September 30, 2022, respectively and 25.4% for the three and nine months ended September 30, 2021, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended
	September 30, 2022			September 30, 2021
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$2,278	86,115	$0.03	$2,171	67,287	$(0.05)
Assumed exchange of shares(2)	3	—		(44)	—
Net income (loss)	2,281			2,127
Adjustments to arrive at adjusted income (loss) before taxes(3)	1,390			(8,687)
Adjusted income (loss) before taxes	3,671			(6,560)
Adjusted income tax benefit(4)	(870)			1,666
Adjusted net income (loss)	$2,801	86,115	$0.03	$(4,894)	67,287	$(0.07)

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income(loss) attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 23.7% and 25.4% for the three months ended September 30, 2022 and 2021, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

	For the Nine Months Ended
	September 30, 2022			September 30, 2021
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(19,564)	78,992	$(0.25)	$25,573	68,319	$0.09
Assumed exchange of shares(2)	(196)	—		55	456
Net income (loss)	(19,760)			25,628
Adjustments to arrive at adjusted income before taxes(3)	(8,870)			(11,145)
Adjusted income before taxes	(28,630)			14,483
Adjusted income tax benefit (expense)(4)	6,785			(3,679)
Adjusted net income	$(21,845)	78,992	$(0.28)	$10,804	68,775	$0.16

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 23.7% and 25.4% for the nine months ended September 30, 2022 and 2021, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.